Exhibit 99.1

Straight Path Communications Reports Results for Second Quarter Fiscal 2014

GLEN ALLEN, Va. - March 17, 2014 -- Straight Path Communications Inc. (NYSE MKT: STRP), a communications asset company that holds an extensive portfolio of 39 and 28 GHz wireless spectrum with coverage across the entire United States as well as a focused intellectual property portfolio, announced today operating results for its second quarter fiscal 2014 ended January 31, 2014.

Fiscal Second Quarter Highlights
•	Total revenues were $454,000 compared to $127,000 for the first fiscal quarter 2014
•	Total costs and expenses were $1.3 million, which includes $341,000 in non-cash equity compensation
•	Net loss attributable to STRP was $868,000
•	Cash and cash equivalents at January 31, 2014 of $14.3 million
•	Confidential license and settlement agreements with Sharp and Bandwidth.com
•	Total license and settlement amounts aggregated $4.6 million at January 31, 2014
•	Additional IP enforcement actions initiated, including patent infringement action against Vonage

Management Commentary

Davidi Jonas, Chief Executive Officer of Straight Path commented, “We have undertaken a series of actions to advance our Spectrum business and position Straight Path as providing a critical element for wireless backhaul solutions.  We’ve been encouraged by the discussions we’ve held with key players in the wireless telecom ecosystem, including equipment developers and distributors that service WISPs, wireless carriers, regional service providers and national carriers. We believe that our Spectrum assets represent a compelling option for network build-outs and have identified specific applications to capitalize on our 39 GHz spectrum to provide the market with a viable, cost-effective alternative to fiber and other spectrum band classes.  We expect that collaborative go-to-market efforts will bring us closer to monetizing our Spectrum assets.

Mr. Jonas continued, “During the quarter we successfully settled two of our IP enforcement actions as we continue to actively defend our intellectual property portfolio. We’re pleased to have demonstrated the strength of our patents through these initial settlements and expect to initiate additional efforts to license our patents.

Mr. Jonas concluded, “While additional IP monetization opportunities will continue to be the near-term driver of revenue, spectrum monetization opportunities are significant and within reach. We remain on track with our 2014 fiscal goals and continue to be optimistic in our outlook going forward.”

Investor Conference Call

Straight Path will host a conference call tomorrow morning, Tuesday March 18th at 9:30am EDT to provide a business update and answer questions from the investment community.  To participate, please call 1-877-300-8521 from the U.S. or + 1-412-317-6026 internationally and use access code: 10042439.  The conference call will also be available via a listen only webcast by accessing the Investors section of Straight Path Communications' website, www.spathinc.com.

A replay of the conference call will also be available approximately two hours after completion of the live conference call at www.spathinc.com. A telephonic replay of the call will be available until March 24, 2014. To access the replay, please dial: 1-877-870-5176 from the U.S. or +1-858-384-5517 internationally. Participants must use the following code to access the replay of the call: 10042439.

About Straight Path Communications Inc.
Straight Path (NYSE MKT: STRP) holds, leases, and markets its extensive holdings of 39 and 28 GHz fixed wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path holds, licenses, and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s website: http://spathinc.com/

Safe Harbor
In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013 and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contacts
Jonathan Rand
Chief Financial Officer
Straight Path Communications Inc.
804-433-1528
jonathan.rand@spathinc.com

or

Jeffrey Goldberger / Rob Fink
KCSA Strategic Communications
212-896-1249 / 212-896-1206
STRP@kcsa.com

STRAIGHT PATH COMMUNICATIONS INC.

COMBINED AND CONSOLIDATED BALANCE SHEETS

	January 31, 2014	July 31, 2013
	(Unaudited)	(Note 1)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$14,295	$15,000
Trade accounts receivable, net of allowance for doubtful accounts of $4 at January 31, 2014 and July 31, 2013	3,841	60
Other current assets	1,075	90
Total current assets	19,211	15,150
Prepaid expenses	846	239
Intangibles	350	350
Total assets	$20,407	$15,739
Liabilities and equity
Current liabilities:
Trade accounts payable	$7	$1
Accrued expenses	3,345	1,473
Due to IDT Corporation	159	—
Deferred revenue	2,224	145
Income taxes payable	15	15
Total current liabilities	5,750	1,634
Deferred revenue—long-term portion	1,589	250
Total liabilities	7,339	1,884
Commitments and contingencies
Equity:
Straight Path Communications stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—3,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—2,000; 787 shares issued and outstanding at January 31, 2014 and July 31, 2013	8	8
Class B common stock, $.01 par value; authorized shares—40,000; 11,008 and 10,693 shares issued and outstanding at January 31, 2014 and July 31, 2013, respectively	110	107
Additional paid-in capital	14,609	14,114
Accumulated deficit	(1,118)	—
Total Straight Path Communications stockholders’ equity	13,609	14,229
Noncontrolling interests	(541)	(374)
Total equity	13,068	13,855
Total liabilities and equity	$20,407	$15,739

STRAIGHT PATH COMMUNICATIONS INC.

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenues	$453	$229	$580	$697
Costs and expenses:
Direct cost of revenues	283	104	311	410
Selling, general and administrative	1,042	683	1,611	2,319

Total costs and expenses	1,325	787	1,922	2,729
Gain on sale of rights in wireless spectrum	—	150	—	150

Loss from operations	(872)	(408)	(1,342)	(1,882)
Interest income	4	3	7	6
Income from IDT Corporation payments of liabilities	—	—	50	—

Loss before income taxes	(868)	(405)	(1,285)	(1,876)
Provision for income taxes	—	(12)	—	(12)

Net loss	(868)	(417)	(1,285)	(1,888)
Net loss attributable to noncontrolling interests	141	81	167	291

Net loss attributable to Straight Path Communications Inc.	$(727)	$(336)	$(1,118)	$(1,597)

Basic and diluted loss per share attributable to Straight Path Communications Inc. stockholders	$(0.07)	$(0.03)	$(0.11)	$(0.14)

Weighted-average number of shares used in calculation of basic and diluted loss per share	10,784	11,425	10,646	11,425

STRAIGHT PATH COMMUNICATIONS INC.

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended January 31,
	2014	2013
	(in thousands)
Operating activities
Net loss	$(1,285)	$(1,888)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	498	1,226
Change in assets and liabilities:
Trade accounts receivable, net	(3,781)	(18)
Other current assets and prepaid expenses,	(1,592)	(134)
Trade accounts payable and accrued expenses	1,878	(434)
Due to IDT Corporation	159	—
Deferred revenue	3,418	134
Net cash used in operating activities	(705)	(1,114)
Financing activities
Funding provided by IDT Corporation, net of repayments	—	720
Net cash provided by financing activities	—	720
Net (decrease) increase in cash and cash equivalents	(705)	(394)
Cash and cash equivalents at beginning of period	15,000	2,598
Cash and cash equivalents at end of period	$14,295	$2,204
Supplemental schedule of non-cash investing and financing activities
Amount due to IDT Corporation contributed to equity	$—	$720

Note 1—Basis of Presentation

The accompanying unaudited combined and consolidated financial statements of Straight Path Communications Inc. and its subsidiaries (“Straight Path”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six months ended January 31, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 2014. The balance sheet at July 31, 2013 has been derived from Straight Path’s audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. For further information, please refer to the combined and consolidated financial statements and footnotes thereto included in Straight Path’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013, as filed with the U.S. Securities and Exchange Commission (the “SEC”).

Straight Path was incorporated in April 2013. Straight Path’s businesses consist of 100% ownership of Straight Path Spectrum, Inc. (“Straight Path Spectrum”), which holds, leases and markets fixed wireless spectrum licenses, and 84.5% ownership of Straight Path IP Group, Inc. (“Straight Path IP”), which holds intellectual property primarily related to communications over the Internet and the licensing and other businesses related to this intellectual property. The “Company” in these financial statements refers to Straight Path, Straight Path Spectrum, and Straight Path IP on a combined and consolidated basis as if Straight Path existed and owned the above interests in these entities in all periods presented.

The Company was formerly a subsidiary of IDT Corporation (“IDT”). On July 31, 2013, the Company was spun-off by IDT to its stockholders and became an independent public company (the “Spin-Off”). The Company authorized the issuance of two classes of its common stock, Class A and Class B. The Spin-Off of the Company occurred by way of a pro rata distribution of the Company’s Class A common stock and Class B common stock held by IDT to IDT’s stockholders. On the distribution date, each IDT stockholder received one share of the Company’s Class A common stock for every two shares of IDT Class A common stock and one share of the Company’s Class B common stock for every two shares of IDT Class B common stock held on the record date for the Spin-Off. On July 31, 2013, the Company distributed 0.8 million shares of its Class A common stock (based on 1.6 million shares of IDT Class A common stock that were outstanding on the record date) and 10.7 million shares of its Class B common stock (based on 21.4 million shares of IDT Class B common stock that were outstanding on the record date).

The Company’s fiscal year ends on July 31 of each calendar year. Each reference below to a fiscal year refers to the fiscal year ending in the calendar year indicated (e.g., fiscal 2014 refers to the fiscal year ending July 31, 2014).